Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
April 26, 2016	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $776,954

MOUNT AIRY, NC - Surrey Bancorp (the “Company”) (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2016.

For the quarter ended March 31, 2016, net income totaled $776,954 or $0.19 per fully diluted common share, compared with $728,434 or $0.17 per fully diluted common share earned during the first quarter of 2015.

The increase in earnings results from an increase in net interest income.  Net interest income increased from $2,422,776 in the first quarter of 2015 to $2,695,401 in 2016. This increase is due to loan growth. Average loans outstanding increased 7.9 percent or approximately $15,037,000 from the first quarter of 2015 to 2016. The net interest margin increased from 4.17 percent to 4.50 percent from 2015 to 2016 due to a combination of higher assets yields and lower deposit costs. Asset yields increased from 4.69 percent in 2015 to 4.90 percent in 2016 primarily from a change in asset mix and a slight uptick in interest rates. Higher yielding loans made up 87.6 percent of average interest earning assets in the first quarter of 2016 as opposed to 81.3 percent in the first quarter of 2015. The cost of funds decreased from 0.57 percent in the first quarter of 2015 to 0.44 percent in the first quarter of 2016 as non-interest bearing deposits made up a higher percentage of average deposits.  The provision for loan losses increased from a recapture of $113,794 in the first quarter of 2015 to a provision of $75,814 in 2016, an $189,608 increase. The provision increase is due to an increase in gross loans since the beginning of the year compared to the same period in 2015. Gross loans increased approximately $9,307,000 from December 31, 2015 to March 31, 2016 compared to a reduction of $596,000 during the first quarter of 2015. The percentage of loans carrying government guarantees decreased from $49,729,247, or 24.7 percent of gross loans at the end of 2015 to $48,862,969, or 23.2 percent of gross loans at March 31, 2016. The increased credit exposure also contributed to the increased provision for loan losses.

The allowance for loan loss reserves was $3,800,316 or 1.80 percent of total loans as of March 31, 2016. Non-performing assets were 0.57 percent of total assets at March 31, 2016, compared to 1.11 percent on that date in 2015. At March 31, 2016, the allowance equals 75 percent of impaired and non-performing assets, net of government guarantees.

Noninterest income decreased from $625,234 in the first quarter 2015 to $538,557 in 2016. The decrease primarily results from a decrease in service charges on deposit accounts and a decrease in brokerage commissions from the Bank’s brokerage subsidiary. Noninterest expenses decreased 3.8 percent from $2,032,668 in the first quarter of 2015, to $1,955,589 in 2016. This decrease was primarily due to the reimbursement of legal expenses associated with the collection of government guaranteed loans.

Total assets as of March 31, 2016, were $260,545,029, an increase of 1.1 percent from $256,244,969 reported as of March 31, 2015. Total deposits were $216,280,991 at quarter-end 2016, a 1.7 percent increase from the $209,906,549 reported at the end of the first quarter of 2015. Net loans increased to $207,097,033 at the end of the first quarter of 2016, compared to $188,813,973, as of March 31, 2015, a 9.7 percent increase.

About Surrey Bancorp
Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain; 393 CC Camp Road, Elkin, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 717 Main Street in North Wilkesboro, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2016	December 31 2015	March 31 2015
	(unaudited)		(unaudited)
Total assets	$260,545	$257,777	$256,245
Total loans	210,897	201,532	192,561
Investments	30,402	39,877	48,843
Deposits	216,281	212,688	209,907
Borrowed funds	1,750	2,750	6,250
Stockholders’ equity	39,429	38,671	37,459
Non-performing assets to total assets	0.56%	0.61%	1.10%
Loans past due more than 90 days to total loans	0.01%	0.02%	0.01%
Allowance for loan losses to total loans	1.80%	1.80%	1.78%
Book value per common share	$10.02	$9.80	$9.46

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2015	2015
Interest income	$2,928	$2,720
Interest expense	233	297
Net interest income	2,695	2,423
Provision for loan losses	76	(114)
Net interest income after provision for loan losses	2,619	2,537
Noninterest income	539	625
Noninterest expense	1,955	2,033
Net income before taxes	1,203	1,129
Provision for income taxes	426	401
Net income	777	728
Preferred stock dividend declared	45	45
Net income available to common shareholders	$732	$683
Basic net income per share	$0.21	$0.19
Diluted net income per share	$0.19	$0.17
Return on average total assets (1)	1.21%	1.15%
Return on average total equity (1)	7.96%	7.85%
Yield on average interest earning assets	4.90%	4.68%
Cost of funds	0.44%	0.57%
Net yield on average interest earning assets	4.50%	4.17%
Overhead efficiency ratio	60.47%	66.69%
Net charge-offs/average loans	-0.05%	0.01%

(1)	Annualized for all periods presented.